Exhibit 15
November 3, 2017
El Paso Electric Company
El Paso, Texas
Re: Registration Statement No. 333‑142557, 333-196628, and 333‑220642
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 3, 2017 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
Very truly yours,
/s/ KPMG LLP
Houston, Texas